EXHIBIT 99.1

CONTACT:

Felicia Vonella

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Elects John Kelley Chair, Board of Directors

ARDSLEY, NY – November 27, 2019 – Acorda Therapeutics, Inc. (NASDAQ: ACOR) today announced that its Board of Directors has elected John Kelley to serve as non-executive board Chair, effective November 25, 2019. Mr. Kelley has been a board member at Acorda since 2008.

“I am delighted that John will be chairing Acorda’s board,” said Ron Cohen, M.D., Acorda's President and CEO. “John has extensive senior leadership and commercial experience in the biopharmaceutical industry, and we expect that he will enhance the board’s governance in his new role as Chair.”

“I’m honored to serve as Chair of the Acorda board,” said Mr. Kelley. “During my time as a director, Acorda has brought two important therapies to market – AMPYRA, which has become a standard of care to improve walking in people with multiple sclerosis, and most recently, INBRIJA for on-demand treatment of OFF periods by people with Parkinson’s disease. I believe that INBRIJA, likewise, will become a standard of care for those living with Parkinson’s, and am looking forward to continuing to work with the Board, Ron and Acorda’s leadership team to build value on behalf of all of the company’s stakeholders.”

From 2013 until 2017, Mr. Kelley was the Chief Executive Officer of Tenax Therapeutics, Inc. a biotechnology company developing products for the critical care market; he was also a member of its board of directors. Previously he was the President, Chief Executive Officer and a director of Phyxius Pharma. From 2004 to 2009 Mr. Kelley was the President and Chief Operating Officer of The Medicines Company, a pharmaceutical company providing acute care hospital products worldwide. He was a member of their board of directors from 2005 to 2009.

He also held a number of senior level positions at Aventis. Mr. Kelley received a B.A. from Wilkes University and an M.B.A. from Rockhurst University.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA™ (levodopa inhalation powder) is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market Inbrija or any other products under development; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of Inbrija to meet market demand; third party payers (including governmental agencies) may not reimburse for the use of Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; competition for Inbrija, Ampyra and other products we may develop and market in the future, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of Ampyra (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; the risk of unfavorable results from future studies of Inbrija (levodopa inhalation powder) or from our other research and development programs, or any other acquired or in-licensed programs ; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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